                                                                      EXHIBIT 11

                     SUNRISE PRESCHOOLS, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                NINE MONTHS ENDED             THREE MONTHS ENDED
                                                    April 30,                      April 30,
                                              -----------------------        ---------------------
                                              1996          1995             1996         1995
==================================================================================================
PRIMARY:

Common Shares Outstanding,
  Beginning of Year                        2,935,894     2,435,894         2,935,894     2,435,894

Effect of weighting shares:
  Employee stock options outstanding            --           9,163              --          17,091

  Exercise of Warrants                        29,831        55,556            47,074       166,667

- --------------------------------------------------------------------------------------------------
  Weighted Average Number of Common
   Shares and Common Share
   Equivalents Outstanding                  2,965,725     2,500,613         2,982,968    2,619,652
==================================================================================================

Net Income (Loss) Available for
   Common Stock                           $  (120,466)      671,052       $   (24,710)  $  278,302
==================================================================================================

Net Income (Loss) per Common Share
   and Common Share Equivalent            $     (0.04)         0.27       $     (0.01)  $     0.11
==================================================================================================

FULLY DILUTED:

Common Shares Outstanding,
  Beginning of Year                             --       2,435,894              --       2,435,894

Effect of Weighting Shares:

  Employee Stock Options Outstanding            --           9,163              --          17,091

  Exercise of Warrants                          --          55,556              --         166,667

  Assumed Conversion of Preferred Stock         --         500,000              --         500,000
- --------------------------------------------------------------------------------------------------

Weighted Average Number of Common
  Shares and Common Share
  Equivalents Outstanding                       --       3,000,613              --       3,119,652
==================================================================================================

Net Income Available for Common Stock           --     $   708,552              --     $   290,802
==================================================================================================

Net Income per Common Share and Common
     Share Equivalent                           --     $      0.24              --     $      0.09
==================================================================================================